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OpGen, Inc. held a webinar broadcast on June 29, 2021 beginning at 11:00 AM EDT to provide stockholders a business update, offer a question and answer session with management, and to encourage the vote on OpGen’s proposal to amend its Amended and Restated Certificate of Incorporation in order to increase the number of shares of common stock from 50,000,000 to 100,000,000 shares as further described in its Definitive Proxy Statement filed with the Securities and Exchange Commission on April 26, 2021. During the webinar, which is available for replay on OpGen’s “Presentation” section of its website at https://ir.opgen.com/news-and-events/presentations/, Timothy Dec, Chief Financial Officer of OpGen, made the following remarks regarding the adjourned stockholder meeting:

“I'd like to talk about the annual meeting, which occurred on June 9, with the exception of Proposal Two, it was a very successful meeting, all votes were approved, with very strong support in the 80% to in some cases 90%. So we were very pleased with the outcome, though, a little surprised on Proposal Two. So I'd like to talk about that.

Since the ninth of June, both Oliver and I have been on calls with a number of investors, I thought it was very important to reach out to as many people as we could. I think that there was much interest in a number of people that we spoke to. I had some very enjoyable conversations. And I think from all the people that I've talked to, they acknowledged that they had voted for the proposal, or they would vote to change that proposal after, a maybe 30-minute conversation on the phone with people, they really saw the purpose of Proposal Two.

So I think it's fair to say that what we learned during these conversations with everybody, the primary concern is dilution. We as management and the board, we’re clearly aware of dilution. And that's why we put in our proposal to go from 50 million shares to 100 million shares. So let's just pause here and talk about that for a second. I've had some people tell me that they were concerned about 100% dilution, it's just not right. They said “You guys need to understand the value of money.” Well, I've been doing this for a long time. And I certainly understand the value of money in the dilution concept. So I looked at this situation, and I'm just going to kind of throw out a hypothetical situation.

If we had approval of the Proposal Two, they would have authorized to issue up to an additional 50 million shares at some point in time. Well, hypothetically, let's just say we have FDA approval in the coming weeks, I really don't know where the stock price will go. But I think we all think it will go up to, let's just pick a number, let's just say hypothetically $10 per share. Well, if we're sitting at $10 per share, and I have the ability to sell some shares via the ATM or whatever avenue that we would choose. If I sold 5 million shares, I would raise $50 million at 3% fee.

Under an ATM, that's pretty good money at that point, rather than standard banking fees. So $50 million, I just touched on our burn rate being between $5 and $6 million per quarter. Well, that would give us an additional two years of runway by causing 10% dilution to the current shareholders. I would venture to say that most people on this call if they knew we'd have an additional two years of runway on top of the $40 million we have for 10% dilution, I would think everybody would support that across the board.

So, I don't want to spend much more time on this. We have adjourned our Annual Meeting until the 7th of July, we're evaluating all of our alternatives at this point. But I would ask you that if you haven't voted, to consider voting for Proposal Two, and if you voted against Proposal Two, I'd ask you to reconsider that because having shares available can be used for a variety of reasons. We do have a tranche of debt coming up in April of next year and having the dry power of shares to be able to negotiate versus using any of our cash and shorten our runway would obviously be the wise thing to do.

The presentation included the following slide as the foregoing comments on the adjourned stockholder meeting were discussed:

During the Q&A portion of the webinar, the following questions and answers were raised and discussed regarding the stockholder meeting proposal:

“Q: Can you review the cash runway? And how do you plan to fund the Company long-term?

A (Timothy Dec, CFO): Sure, I'll take that. I'll answer first the cash runway and then talk about funding the company. In terms of the runway, as we mentioned, we had roughly $40 million of cash at the end of Q1 with our burn rate, around $5 to $6 million per quarter. That gives us essentially two years of cash runway right now. But having said that, we do have our first tranche debt payment due to EIB next April, at the current exchange rate, it's roughly about $16 million, which could reduce that run rate by three quarters, if we don't get the share increase in terms of funding the company.

As Oliver just mentioned, there's partnership arrangements, licencing deals, we do have access to roughly $27 to $28 million if the warrants are exercised. And we also anticipate approval of Proposal Two so that we will have additional shares to be able to sell at the right time at the right point to make sure the Company is funded going forward.”